News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

                             For Immediate Release

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                       DECLARES QUARTERLY CASH DIVIDEND

             -  Provides update on expectations for third quarter
             -  Capital ratios remain well above regulatory requirements
             - Southwest Georgia Bank provides safe, secure banking services for its customers throughout its operating area

MOULTRIE, GEORGIA, September 29, 2008 -- Southwest Georgia Financial Corporation (AMEX: SGB), the parent company of Southwest Georgia Bank, announced that its Board of Directors at its meeting last week declared a quarterly cash dividend of $0.14 per common share. The dividend is payable October 31, 2008 to shareholders of record on October 9, 2008. The Company has approximately 2.5 million shares of common stock outstanding.

Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 80 consecutive years. The dividend currently has a yield of approximately 3.6% at an annual dividend rate of $0.56 per share.

Mr. DeWitt Drew, President and CEO of Southwest Georgia Financial, commented, "The long history of our dividend is a testament to the value of our careful, conservative management of Southwest Georgia Bank. Even with the uncertainties in today's financial markets we continue to work to provide a safe environment for our customer's deposits and work to enhance long term shareholder value."

The Company noted that it would remain "well-capitalized" despite events in the financial markets that will cause it to recognize investment losses in the third quarter of 2008 related to certain investments in Federal National Mortgage Association ("Fannie Mae") and Federal Home Loan Mortgage Corporation ("Freddie Mac") preferred securities. For the period ended June 30, 2008, the Company had investments in Fannie Mae and Freddie Mac that had a combined cost basis of $4.3 million and a carrying value at that time of $3.7 million. This represented approximately 4.0% of the securities in the Company's investment portfolio.

As a result of the U.S. government's actions to place Fannie Mae and Freddie Mac under conservatorship and subsequently being prohibited from paying dividends on their common and preferred stock, the value of these securities have declined significantly. The values of the securities are marked to market at the end of each reporting period. The Company expects to record a non-cash other than temporary impairment on these securities for the quarter ending September 30, 2008, that could be as much as the cost basis of the securities. The amount of the investment losses will be dependent on the fair value of the securities at the end of the third quarter or upon disposition, whichever is earlier.


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A second item that will impact third quarter 2008 results is a $1.001 million loss resulting from covering the shortfall of participant banks related to the sale of a foreclosed commercial property by Empire Financial, the Company's mortgage banking subsidiary.

Considering an extreme scenario which assumes a zero value for these securities with no tax benefit for the investment loss and combined with the mortgage banking loss, the proforma results keep our Company's and subsidiary Bank's risk based capital levels above the "well-capitalized" threshold established by the FDIC. The "well-capitalized" threshold is the highest federal guideline established for capital adequacy. Management believes the impact on the Company and Bank capital ratios would be as follows:

Southwest Georgia Financial Corporation:
                                                   Regulatory Guidelines

                             June 30,              For Well      Minimum
Risk Based Capital Ratios     2008    Proforma    Capitalized   Guidelines
Tier 1 capital               17.65%    13.72%        6.00%        4.00%
Total risk based capital     18.90%    14.97%       10.00%        8.00%
Tier 1 leverage ratio         9.43%     8.35%        5.00%        3.00%

Southwest Georgia Bank:
                                                   Regulatory Guidelines

                             June 30,              For Well      Minimum
Risk Based Capital Ratios     2008    Proforma    Capitalized   Guidelines
Tier 1 capital               17.08%    12.87%        6.00%        4.00%
Total risk based capital     18.33%    14.12%       10.00%        8.00%
Tier 1 leverage ratio         9.10%     7.80%        5.00%        3.00%

Mr. Drew concluded, "Financial institutions are facing significant challenges in today's risky climate. Despite the turmoil, we continue to maintain capital levels well in excess of regulatory requirements. The events of the quarter will significantly affect earnings for the quarter and year to date. However, they are isolated and nonrecurring events and management and the Company's Board felt it important to get them behind us. We are well positioned to continue to provide credit in our market areas and, importantly, our customers can be confident that their deposit accounts are safe and secure with us."

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $270 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Thomas County, and Worth County, and a loan production office located in Lowndes County.

                                    <MORE>

The bank provides, in addition to conventional banking services, investment planning and management, trust management, mortgage banking and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has an office in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:
                                 www.sgfc.com.

SAFE HARBOR STATEMENT

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, and the ability to execute its strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
























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